PERFORMANCE AWARD

Exhibit 10.1

RESTRICTED STOCK UNITS

Granted by

SALISBURY BANCORP, INC.

under the

SALISBURY BANCORP, INC.

2017 LONG TERM INCENTIVE PLAN

This Performance Award Agreement for Restricted Stock Units (“Performance Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2017 Long Term Incentive Plan (the “Plan”) of Salisbury Bancorp, Inc. (the “Corporation”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided or made available to each person granted a Performance Award pursuant to the Plan. The holder of this Performance Award (the “Participant”) hereby accepts this Performance Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Compensation Committee of the Board of Directors of the Corporation (“Committee”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant.

2.	Date of Grant.

Tangible Book Value. December 31, 2019 $ (unaudited)

3.	Target number of shares of Corporation common stock, $0.10 par value per share, covered by the Performance Award. (subject to adjustment pursuant to Section 9 hereof).

4.	Restricted Stock Unit.

A Restricted Stock Unit is an Award denominated in shares of Stock, except that no shares of Stock are actually awarded to the Participant on the date of grant. The Restricted Stock Units will be credited to the Participant’s account, subject to the terms of the Plan and this Agreement. A Restricted Stock Unit will be settled in shares of the Corporation’s Stock.

5.	Performance Goal(s)/Vesting Schedule. Except as otherwise provided in this Agreement, this Performance Award is earned at the end of the measurement period (sometimes referred to herein as the “performance period”) based on the level of achievement of the performance goal(s). The measurement period for the Award is the three (3) calendar years from 2020 through 2022. The determination date for purposes of vesting of the Award will be no later than March 15, 2023 (or as soon thereafter during 2023 as achievement or non-achievement of the performance measure can be determined but no later than July 29, 2023, with any earlier or delayed date being deemed the “determination date”). In order to vest in the Award: (i) the Committee must certify in writing, the level at which the performance measure was, in fact, satisfied and (ii) the Participant must be employed on the determination date, unless vesting is accelerated due to the Participant’s death or Disability or involuntary termination of service in connection with or following a Change in Control.

The performance measure for this Award is based on the increase in the Corporation’s tangible book value (“TBV”) growth measured against the TBV growth of the Corporation’s compensation peer group over the three-year measurement period. Threshold performance is achieved if the Company’s TBV growth is equal to or greater than 25% of its peer group over the performance period; target performance is achieved if the Company’s TBV growth is equal to or greater than 50% of its peer group over the performance period; and maximum performance is achieved if the Company’s TBV growth equals or exceeds that of 75% of its peer group over the performance period. The actual number of Restricted Stock Units earned will be scaled, based on actual performance over the measurement period versus the stated goals. For further information regarding the percentage of the Award that may be earned at various levels of TBV growth, please refer to Appendix A.

6.	Terms and Conditions.
6.1	Dividend Equivalent Rights. If set forth in the Committee’s grant resolutions and noted by checking the box below, Dividend Equivalent Rights

☐ will ☑ will not

be paid on Restricted Stock Units. If Dividend Equivalent Rights are to be paid on the Restricted Stock Units, any such Dividend Equivalent Rights shall be credited by the Corporation to an account for the Participant and accumulated, with interest for each calendar year (or portion thereof) at an annual rate equal to the dividend yield rate for the immediately preceding calendar year, until the date upon which the underlying Restricted Stock Unit becomes vested.
6.2	Voting Rights. The Participant will have no voting right with respect to any Restricted Stock Unit granted hereunder.

7.	Delivery of Shares.

Delivery of shares of Stock under this Performance Award will comply with all applicable laws (including, the requirements of the 1934 Act), and the applicable requirements of any securities exchange or similar entity.

8.	Change in Control.

8.1	In the event of a Participant’s involuntary termination of service (including a termination for Good Reason) on the effective date of or within twenty-four (24) months following a Change in Control, the Participant will vest in a portion or all of this Award, based upon an assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the Change in Control) multiplied by a fraction, the numerator of which is the actual whole or partial months that have expired in the three-year performance period at the time of the Participant’s termination of service and the denominator of which is 36. In either case, there shall be a prorated payout to the Participant as soon as reasonably practicable but in no event later than 60 days following the Participant’s termination of service (unless a later date is required by Section 15.3 of the Plan).

8.2	In the event of a Change in Control in which the Corporation is not the surviving entity, if the Participant continues in employment with the surviving entity and the Performance Awards are assumed by the surviving entity, the Performance Awards hereunder held by the Participant shall remain outstanding for the remainder of the three-year performance period and shall be deemed to be earned at the end of the performance period at the greater of the target level or actual achievement level (measured at the date of the Change in Control), subject to accelerated vesting in the event of the Participant’s death (under Section 10.1(i) below), Disability (under 10.1(ii) below), or involuntary termination of service (under Section 8.1 above).

8.3	In the event of a Change in Control in which the Corporation is not the surviving entity, if the Performance Awards are not assumed by the surviving entity, then the vesting of the Awards will accelerate and be paid in the same manner as under Section 8.1 (as if the Participant had an involuntary termination of service on the date of the Change in Control).

8.4	A “Change in Control” will be deemed to have occurred as provided in Section 2.1(i) of the Plan.

9.	Adjustment Provisions.

This Performance Award will be adjusted, in accordance with Appendix A, based on actual achievement at the end of the measurement period.

In addition, this Performance Award, including the number of shares of Stock subject to the Restricted Stock Units, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 13.1 of the Plan. This Performance Award may also be adjusted, in the sole discretion of the Committee, pursuant to the terms of Sections 9.2(b) (other than those governing Awards subject to Code Section 162(m) and13.2 of the Plan).

10.	Effect of Termination of Service on Performance Award.

10.1	This Performance Award will vest as follows:

(i)	Death. In the event of the Participant’s termination of service by reason of the Participant’s death, all Restricted Stock Units will vest at the target level at the date of termination of service.
(ii)	Disability. In the event of the Participant’s termination of service by reason of Disability, all Restricted Stock Units will vest at the target level, at the date of termination of service.
(iii)	Retirement. In the event of the Participant’s termination of service by reason of retirement, Restricted Stock Units that are granted as Performance Awards hereunder shall vest as follows: vesting shall not be accelerated to the retirement date, but at the end of the measurement period, the Participant may vest in a portion of the remaining Award on a pro rata basis by multiplying: (i) the number of shares of Stock earned based on the TBV growth as compared to the Corporation’s compensation peer group achieved over the measurement period (as set forth on Appendix A) and (ii) the percentage of the measurement period that the Participant served prior to retirement (i.e., 18 months equals 50%). For these purposes, a participant will be deemed to have a termination of service due to “retirement” if the Participant terminates Service voluntarily on or after attainment of age sixty-two (62) with five years of service with the Corporation or the Bank. Notwithstanding anything herein to the contrary, the Participant shall not be eligible for, or shall forfeit the entire Award if the Participant violates the terms of the noncompete requirements set forth in Section 11.6 hereof.
(iv)	Termination for Cause. If the Participant’s Service has been terminated for Cause, all Restricted Stock Units granted to a Participant hereunder will expire and be forfeited.
(v)	Other Termination. If a Participant terminates Service for any reason other than due to death, Disability, retirement, for Cause, or an involuntary termination all shares of Restricted Stock Units awarded to the Participant hereunder which have not vested as of the date of termination of service will expire and be forfeited.

11.	Miscellaneous.

11.1	No Performance Award will confer upon the Participant any rights as a stockholder of the Corporation prior to the date on which the individual fulfills all conditions for receipt of such rights and shares of Stock are transferred to the Participant.
11.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Corporation and the Participant.
11.3	Restricted Stock Units are not transferable prior to the time such Awards vest in the Participant.
11.4	This Performance Award will be governed by and construed in accordance with the laws of the State of Connecticut.
11.5	This Performance Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Corporation will not be obligated to issue any shares of Stock hereunder if the issuance of such shares would constitute a violation of any law, regulation or order or any provision thereof.
11.6	In order to be eligible for any portion of this Performance Award following a termination of service due to retirement, the Participant shall not, for a period of one year after termination of service, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within fifteen (15) miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office as of the date of Participant’s termination; provided, however, that this restriction shall not apply if the Participant’s retirement occurs contemporaneously with or following a Change in Control.
11.7	The granting of this Performance Award does not confer upon the Participant any right to be retained in the employ of the Corporation or any subsidiary.
11.8	Subject to written consent by the Committee, the Participant shall have the right to direct the Corporation (or an Affiliate) to collect federal, state and local income taxes and the employee portion of FICA taxes (Social Security and Medicare) with respect to any Restricted Stock Unit Award in accordance with Section 15.2 of the Plan. Notwithstanding the foregoing, the Corporation shall have the right to require the Participant to pay the Corporation (or Affiliate) the amount of any tax that the Corporation (or Affiliate) is required to withhold with respect to the settlement of the Restricted Stock Unit or sell without notice, a sufficient number of shares of Stock received upon settlement of the Restricted Stock Unit to cover the maximum amount required to be withheld under applicable law.
11.9	To the extent any provision of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, provided, however, that the provisions of Section 9.2(c) of the Plan pertaining to Section 162(m) of the Code shall not apply to this Performance Award.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Performance Award set forth above.

SALISBURY BANCORP, INC.

By: Richard J. Cantele, Jr.
Its: President and Chief Executive Officer

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Performance Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2017 Long Term Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Corporation’s 2017 Long Term Incentive Plan.

PARTICIPANT

[NAME]

APPENDIX A

Example of Grant: 1,000 Performance-Based Restricted Stock Units

The number of shares that vest will be based on Salisbury’s Tangible Book Value

(TBV) growth as compared to Salisbury’s compensation peer group over the three (3) year performance period.

Level	Achievement	Payout %	Shares
Threshold	Equal to or greater than 25% but less than 30% of peers	50%	500
	30% - 34%	60%	600
	35% - 39%	70%	700
	40% - 44%	80%	800
	45% - 49%	90%	900
Target	50% but less than 55% of peers	100%	1,000
	55% - 59%	110%	1,100
	60% - 64%	120%	1,200
	65% - 69%	130%	1,300
	70% - 74%	140%	1,400
Maximum	Equal to 75% or greater than peers	150%	1,500

The table below reflects a typical relative performance calibration.

Performance	Payout %	Shares	Value[1]
Equal to or greater than 25% but less than 30%	50%	500	$20,000
50% but less than 55%	100%	1,000	$40,000
75% or greater	150%	1,500	$60,000

[1] Assumes share price of $40.00